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                                                                   EXHIBIT 11.2


                    SOFTWARE SPECTRUM, INC. AND SUBSIDIARIES
             COMPUTATION OF FULLY-DILUTED EARNINGS (LOSS) PER SHARE
                                  (Unaudited)

                                        Three Months Ended
                                   ---------------------------
                                      July 31,      June 30,
                                        1997         1996
                                   ------------   ------------
Net income (loss)                  $    541,000   $   (256,000)
                                   ============   ============

Shares as adjusted:
     Average number of shares
        outstanding                   4,332,282      4,288,084
     Incremental shares
        from outstanding stock
        options as determined
        under the treasury stock
        method, using the higher
        of ending or average
        market price                     13,643            --*
                                   ------------   ------------

Shares as adjusted                    4,345,925      4,288,084
                                   ============   ============

Fully-diluted earnings (loss)
   per share                       $       0.12   $      (0.06)
                                   ============   ============


     * No incremental shares from outstanding stock options are included as they would be anti-dilutive.